EXHIBIT 99.1
LGI Homes, Inc. Reports First Quarter 2016 Results
THE WOODLANDS, Texas, May 10, 2016 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the first quarter ended March 31, 2016.
First Quarter 2016 Highlights and Comparisons to First Quarter 2015

•	Net Income of $11.7 million, or $0.58 Basic EPS and $0.57 Diluted EPS

•	Net Income Before Income Taxes increased 52.1% to $17.8 million

•	Home Closings increased 25.8% to 844 homes

•	Home Sales Revenues increased 34.6% to $162.5 million

•	Average Home Sales Price increased 7.0% to $192,491

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 26.7% as compared to 27.8%

•	Active Selling Communities at quarter-end increased to 56 from 44

•	Total Owned and Controlled Lots increased to 25,540 lots

Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Management Comments
“Things are not slowing down at LGI Homes,” commented Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “We continue to see strong demand for homeownership across the country. This coupled with our first quarter results has set the pace for another year of solid growth and strong performance. In 2016, we will continue to expand and execute on our growth plan and we expect to deliver robust year-over-year results.”
2016 First Quarter Results
Home closings during the first quarter of 2016 increased 25.8% to 844 from 671 during the first quarter of 2015. Active selling communities increased to 56 at the end of the first quarter of 2016, up from 44 communities at the end of the first quarter of 2015.
Home sales revenues for the first quarter of 2016 were $162.5 million, an increase of $41.8 million, or 34.6% over the first quarter of 2015. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $192,491 for the first quarter of 2016, an increase of $12,625, or 7.0%, over the first quarter of 2015. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Adjusted gross margin as a percentage of home sales revenues for the first quarter of 2016 was 26.7% as compared to 27.8% for the first quarter of 2015. This decrease is primarily due to a shift in geographic mix and a combination of increased construction costs and lot costs partially offset by higher average home sales price. In addition, the Company experienced higher indirect overhead charges in the first quarter of 2016 primarily due to timing and costs related to expansion. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Net income of $11.7 million, or $0.58 per basic share and $0.57 per diluted share, for the first quarter of 2016 increased $4.0 million, or 51.9%, from $7.7 million for the first quarter of 2015. This increase is primarily attributable to the 25.8% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, May 10, 2016. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company's website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 12 months. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “98017842”. This replay will be available until May 17, 2016.
About LGI Homes, Inc.

Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington and Tennessee. The Company has a notable legacy of more than 13 years of homebuilding operations, over which time it has closed over 13,000 homes. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intent,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2016	2015
ASSETS	(Unaudited)
Cash and cash equivalents	$47,574	$37,568
Accounts receivable	13,769	17,325
Real estate inventory	561,010	531,228
Pre-acquisition costs and deposits	9,262	7,001
Property and equipment, net	1,991	2,108
Other assets	7,278	11,238
Goodwill and intangible assets, net	12,173	12,234
Total assets	$653,057	$618,702

LIABILITIES AND EQUITY
Accounts payable	$20,480	$24,020
Accrued expenses and other liabilities	42,866	40,006
Deferred tax liabilities, net	3,120	2,726
Notes payable	323,102	304,561
Total liabilities	389,568	371,313

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 21,429,694 shares issued and 20,429,694 shares outstanding as of March 31, 2016 and 21,270,389 shares issued and 20,270,389 shares outstanding as of December 31, 2015	214	213
Additional paid-in capital	179,974	175,575
Retained earnings	99,851	88,151
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	263,489	247,389
Total liabilities and equity	$653,057	$618,702

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Home sales revenues	$162,463	$120,690

Cost of sales	121,094	89,228
Selling expenses	14,091	11,582
General and administrative	9,952	8,205
Operating income	17,326	11,675
Other income, net	(503)	(46)
Net income before income taxes	17,829	11,721
Income tax provision	6,129	4,019
Net income	$11,700	$7,702
Earnings per share:
Basic	$0.58	$0.39
Diluted	$0.57	$0.33

Weighted average shares outstanding:
Basic	20,288,619	19,851,686
Diluted	20,461,073	23,808,813

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to “Adjusted Gross Margin.”
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended March 31,
	2016	2015
Home sales revenues	$162,463	$120,690
Cost of sales	121,094	89,228
Gross margin	41,369	31,462
Purchase accounting adjustments (a)	170	1,061
Capitalized interest charged to cost of sales	1,782	1,062
Adjusted gross margin	$43,321	$33,585
Gross margin % (b)	25.5%	26.1%
Adjusted gross margin % (b)	26.7%	27.8%

(a)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments for real estate inventory included in cost of sales.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended March 31,
	2016		2015
	Revenues	Closings	Revenues	Closings
Texas	$80,443	410	$70,773	382
Southwest	33,923	166	14,906	79
Southeast	27,914	160	22,499	143
Florida	20,183	108	12,512	67
Total home sales	$162,463	844	$120,690	671

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes